Registration No. __________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            AmeriVest Properties Inc.
                            -------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    Maryland
          ------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   84-1240264
                       ----------------------------------
                      (I.R.S. Employer Identification No.)

                          1800 Glenarm Place, Suite 500
                             Denver, Colorado 80202
                                 (303) 297-1800
     ----------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                            James F. Etter, President
                            AmeriVest Properties Inc.
                          1800 Glenarm Place, Suite 500
                             Denver, Colorado 80202
                                 (303) 297-1800
  -----------------------------------------------------------------------------
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                                   Copies to:
                           Alan L. Talesnick, Esquire
                           Francis B. Barron, Esquire
                                Patton Boggs LLP
                         1660 Lincoln Street, Suite 1900
                             Denver, Colorado 80264
                                 (303) 830-1776

Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                                          CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
                                                                             Proposed maximum
 Title of each class of                             Proposed maximum        aggregate offering
    securities to be          Amount to be         offering price per             price             Amount of
       registered              registered                 share                                  registration fee
-----------------------------------------------------------------------------------------------------------------
Common Stock                     541,593                 $4.15625(1)            $2,250,996             $594
-----------------------------------------------------------------------------------------------------------------
Common Stock (2)                 101,552                  $4.00                 $ 406,208              $107
-----------------------------------------------------------------------------------------------------------------
         Total                   643,145                  ----                  $2,657,204             $701
-----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 based upon the average of the high and low sales prices of the Company's Common stock as reported on the Nasdaq SmallCap Stock Market on January 11, 2000, which is within five business days of the date of filing (January 18, 2000).

(2) The Company agreed to issue additional shares (the "Adjustment Shares") to the selling shareholders if the weighted average trading price of the common stock was not at least $4.75 per share for the 15 trading days preceding the first anniversary of the purchase of the Keystone Buildings as described in the "Recent Developments" section of the prospectus included in this registration statement. Although the Company does not know how many Adjustment Shares, if any, will be issued, the Company has assumed that 101,552 Adjustment Shares will be issued for purposes of the registration statement based on an assumed weighted average trading price of $4.00 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  PRELIMINARY PROSPECTUS DATED JANUARY 18, 2000
                              SUBJECT TO COMPLETION

                                                             SELLING SHAREHOLDER
                                                                      PROSPECTUS

                            AMERIVEST PROPERTIES INC.
                         643,145 Shares Of Common Stock

     This Prospectus relates to the transfer of up to 643,145 shares of common stock of AmeriVest Properties Inc. by the selling shareholders identified in this prospectus. We will not receive any of the proceeds from the sale of these shares.

     The selling shareholders are partners in a limited partnership and shareholders of the corporate general partner of the partnership. We purchased three office buildings from the limited partnership, and 541,593 shares were issued to the selling shareholders as part of the purchase price we paid for the office buildings. The remainder of the purchase price was paid by assuming approximately $5,255,000 of existing debt and $116,400 of related escrow balances on the properties. We assumed that up to an additional 101,552 shares may be issued as a purchase price adjustment so that a total of 643,145 shares are covered by this prospectus.

     The selling shareholders have not entered into any underwriting arrangements nor have any of the selling shareholders indicated that they actually will sell any shares. If any shares are sold, the prices at which the selling shareholders sell the common stock may be the market prices prevailing at the time of transfer, prices related to the prevailing market prices, or negotiated prices. Brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the common stock. The selling shareholders may transfer some or all of the common stock in exchange for consideration other than cash, or for no consideration, in the selling shareholders' sole discretion. This prospectus may be used by the selling shareholders to transfer the common stock to affiliates of the selling shareholders.

     The common stock is listed on the Nasdaq SmallCap Stock Market under the symbol "AMVP". On January 11, 1999, the closing sale price of the common stock was $4.125 per share.

     Investing in the common stock involves certain risks. See the "RISK FACTORS" section beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is ____________ , 2000

                                TABLE OF CONTENTS



PROSPECTUS SUMMARY........................................................    3


RISK FACTORS..............................................................    5


OFFERING BY SELLING SHAREHOLDERS..........................................    8


LEGAL MATTERS.............................................................   11


EXPERTS...................................................................   11


SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION....   11


DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND CAUTIONARY STATEMENTS.   11


WHERE YOU CAN FIND MORE AVAILABLE INFORMATION.............................   12


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   12

                               PROSPECTUS SUMMARY


     The following summary highlights information contained in this prospectus. It may not be complete and may not contain all the information that you should consider before investing in the common stock. You should read this entire prospectus carefully, including the "RISK FACTORS" section.

The Company                   We operate and intend to continue to operate in a
                              manner so that we qualify as a real estate investment trust (a "REIT"). Through our subsidiaries, we own a variety of income-producing properties, including 22 office buildings and four self-storage facilities.

                              All properties are managed under an agreement with Sheridan Realty Advisors, LLC, which also manages our day-to-day operations and assists and advises our Board of Directors on real estate acquisitions and investment opportunities. Sheridan Realty Advisors receives an administrative fee and a property management and accounting fee for those services. The costs for these services from Sheridan Realty Advisors are expected to be no greater than the costs paid by us in 1999. In addition, Sheridan Realty Advisors will receive incentive compensation in the form of an advisory fee based on new real property acquisitions and five-year warrants to purchase our common stock at $5 per share. Issuance of the warrants is subject to shareholder approval, which will be requested at our next Annual Meeting of shareholders.

Sale of Broadway              On December 13, 1999, we completed the sale of our
Property                      industrial office and showroom building in Denver,
                              Colorado for approximately $2.1 million, resulting in a gain on the sale of the property of approximately $750,000. We intend to reinvest the proceeds from this transaction in a tax-deferred exchange under Section 1031 of the Internal
                              Revenue Code during 2000 and do not presently intend to distribute any portion of the gain to shareholders.

Purchase of Keystone          On August 12, 1999, we completed the acquisition
Buildings                     of three office buildings, known as the Keystone
                              Buildings, located in suburban Indianapolis,
                              Indiana. The Keystone Buildings contain a total of 95,836 square feet of rentable space. The total purchase price for the Keystone Buildings was $7,944,000, which we paid by assuming approximately $5,255,000 of existing debt and $116,400 of related escrow balances on the properties and issuing 541,593 shares of our common stock at the rate of $4.75 per share. We are registering the transfer of 101,552 shares that may be issued following the first anniversary of the purchase of the Keystone Buildings based on the assumption that the weighted average price of our common stock is $4.00 for the 15 trading days preceding the first anniversary that purchase. For purposes of comparison, the weighted average closing price of the common stock during the last
                              15 trading days of 1999 was $4.34. In conjunction with the assumption of this debt, we also assumed the obligations and liabilities of the original guarantors of this debt.

                              The selling shareholders may use this prospectus to sell or otherwise transfer the 541,593 shares of common stock issued as part of the purchase price of the Keystone Buildings and any of the shares that may be issued in the future as a purchase price adjustment on or after August 12, 2000. See "OFFERING BY SELLING SHAREHOLDERS".

The Offering                  Should they elect to do so, the selling
                              shareholders may sell up to a total of 643,145
                              shares of common stock (assuming that 101,552 shares are issued pursuant to the price adjustment terms of the purchase agreement, although the number of adjustment shares may be more or less).
                              The selling shareholders are partners in a limited partnership and shareholders of the general partner of that partnership. We purchased the Keystone Buildings from the limited partnership, and the shares were issued to the selling shareholders as part of our purchase price for the Keystone Buildings.

                              The shares may be sold at market prices or other negotiated prices. In addition, the selling shareholders may, in their sole discretion, transfer the shares in exchange for consideration other than cash or for no consideration. The selling shareholders have not entered into any underwriting arrangements for the sale of the shares. The shares may be transferred to affiliates of the selling shareholders pursuant to this prospectus. As of the date of this prospectus, no selling shareholder has given any indication that he or she intends to sell any shares.

                              In connection with their acquisition of the shares covered by this prospectus, the selling shareholders agreed, until August 12, 2000, not to sell, offer for sale, transfer, pledge or hypothecate their shares in any manner without our written consent. Prior to August 12, 2000, we have sole discretion to evaluate and determine, on a case-by-case basis, whether proposed transactions involving common stock held by the selling shareholders will be consummated, including proposed sales covered by this prospectus.

                              We will not receive any proceeds from the sale of common stock by the selling shareholders.

Company Offices               Our offices are located at 1800 Glenarm Place,
                              Suite 500, Denver, Colorado 80202, telephone number (303) 297-1800.

                                  RISK FACTORS

     The purchase of shares of common stock involves a high degree of risk. Before purchasing common stock, you should read this entire prospectus and consider the following factors concerning the company in addition to the other information in this prospectus.

We face a strong competitive market.

     The commercial real estate industry is highly competitive, and we compete with substantially larger companies, including substantially larger REITs, for the acquisition and operation of properties. Some of these companies are national or regional operators with far greater resources than ours. The presence of these competitors may be a significant impediment to the continuation and development of our business.

Our debt level may have a negative impact to our income and asset value.

     We have incurred indebtedness in connection with the acquisition of our properties and we may incur new indebtedness in the future in connection with our acquisition and operating activities. As a result of our use of debt, we will be subject to the risks normally associated with debt financing. The required payments on mortgages and on other indebtedness are not reduced if the economic performance of any property declines. If any such decline occurs, our ability to make debt service payments would be adversely affected. If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, that property could be transferred to the mortgagee with a consequent loss of income and asset value.

New government regulations could adversely affect our operations.

     We are subject to government regulation of our business operations in general, such as environmental and other laws, including the Americans With Disabilities Act. We cannot predict that subsequent changes in laws and regulations will not adversely affect our operations.

We depend on key employees.

     We are highly dependent on the services of William T. Atkins, our Chief Executive Officer, and James F. Etter, our President. The loss of either of Mr. Atkins or Mr. Etter could have a material adverse affect on us.

We may not pay dividends regularly.

     Our ability to pay dividends in the future is dependent on our ability to operate profitably and to generate cash from our operations. Although we have done so in the past, we cannot guarantee that we will be able to pay dividends on a regular quarterly basis in the future.

We may incur tax liabilities as a result of failing to qualify as a REIT.

     We believe that we have been organized and operated so as to qualify as a REIT under the Internal Revenue Code, however we cannot assure that we will continue to be qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. There are no controlling authorities that deal specifically with many tax issues affecting a REIT that operates self-storage facilities. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In addition, we cannot predict that legislation, new regulations, administrative interpretations or court decisions will not have a substantial adverse effect with respect to the qualification as a REIT or the federal income tax consequences of that qualification.

     If we are unable to qualify as a REIT in any taxable year, we would not be allowed a deduction for distributions to shareholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification was lost. As a result, the funds available for distribution to the shareholders would be reduced for each of the years involved. In addition, we may be taxed twice and may incur substantial indebtedness or may liquidate substantial investments in order to pay the resulting federal income tax liabilities if differences in timing between the receipt of income and payment of expenses and the inclusion of those amounts in arriving at our taxable income. We may have to borrow in order to make the distributions to our shareholders that are necessary to satisfy the distribution requirements applicable to REITs. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause us to revoke the REIT election.

We may have to make distributions to shareholders.

     In order to qualify as a REIT, we generally will be required each year to distribute to our shareholders at least 95% of our REIT taxable income (excluding any net capital gains). In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of 85% of our ordinary income plus 95% of our capital gain net income for that year.

     We intend to make distributions to our shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. Our income will consist primarily of our share of the income from operating the properties. We may have to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax if differences in timing between taxable income and cash available for distribution exist.

Real estate investments are inherently risky

     Real estate investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income and capital appreciation generated by the properties held by the entity in which the investment is made. If we acquire properties and they do not generate sufficient operating cash flow to meet operating expenses, including debt service, capital expenditures and tenant improvements, our income and ability to pay dividends to our shareholders will be adversely affected. Income from properties may be adversely affected by the general economic climate, local conditions, the attractiveness of properties to tenants, zoning or other regulatory restrictions, competition from other available storage facilities and office buildings, and our ability to provide adequate maintenance and insurance to control operating costs, including site maintenance, insurance premiums and real estate taxes. Income from properties and real estate values also are affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

There is no assurance of tenant occupancy.

     Although the properties currently have favorable occupancy rates, we cannot predict that current tenants will renew their leases upon the expiration of their terms. Alternatively, we cannot predict that current tenants will not attempt to terminate their leases prior to the expiration of their current terms. If this occurs, we may not be able to locate a qualified replacement tenant and, as a result, we would lose a source of revenue while remaining responsible for the payment of our obligations.

There is limited liquidity in our real estate investments.

     Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will be limited. We cannot ascertain whether we will be able to dispose of an investment when we find disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of our investment.

Our uninsured and underinsured losses could result in loss of value of properties.

     We maintain comprehensive insurance on each of the properties, including liability, fire and extended coverage. We believe this coverage is of the type and amount customarily obtained for or by an owner on real property assets. We will obtain similar insurance coverage on subsequently acquired facilities. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable, as to which our facilities are at risk in their particular locales. Our management will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to requiring appropriate insurance on our investments at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a substantial loss would not be sufficient to pay the full current market value or current replacement cost of our lost investment. Inflation, changes in codes and ordinances, environmental considerations, and other factors also might make it not feasible to use insurance proceeds to replace a facility after it has been damaged or destroyed.

We may suffer environmental liabilities.

     Under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances, including, without limitation, asbestos-containing materials that are located on or under the property. These laws often impose liability whether the owner or operator knew of, or was responsible for, the presence of those substances. In connection with our ownership and operation of properties, we may be liable for these costs. Also, our ability to arrange for financing secured by that real property may be adversely affected because of the presence of hazardous or toxic substances or the failure to properly remediate any contamination.

Non-compliance with the Americans With Disabilities Act could result in fines.

     Under the ADA, all public accommodations are required to meet certain federal requirements related to physical access and use by disabled persons. While we believe that our properties comply in all material respects with these physical requirements (or would be eligible for applicable exemptions from material requirements because of adaptive assistance provided), a determination that we are not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. If we were required to make modifications to comply with the ADA, our ability to make expected distributions to our shareholders could be adversely affected; however, we believe that this effect would be minimal.

                        OFFERING BY SELLING SHAREHOLDERS

     We are registering the transfer by the selling shareholders of up to 643,145 shares of common stock.

     The selling shareholders are partners in Sheridan Realty Partners, L.P., a Delaware limited partnership ("Sheridan") or shareholders of Sheridan Realty Corp., a Delaware corporation, the general partner of Sheridan. On August 12, 1999, we purchased the Keystone Buildings from Sheridan, and 541,593 shares were issued to the selling shareholders as part of our purchase price for the Keystone Buildings. The remainder of the purchase price was paid by assuming approximately $5,255,000 of existing debt and $116,400 of related escrow balances on the properties. We also agreed to issue additional shares to the selling shareholders if the weighted average trading price of the common stock was not at least $4.75 per share for the 15 trading days preceding the first anniversary of the purchase of the Keystone Buildings. We agreed to register the selling shareholders' transfer of the shares issued in connection with the purchase, including the adjustment shares, and this prospectus is a part of the registration statement filed in connection with that requirement. Although we do not know how many adjustment shares, if any, will be issued, we have assumed that 101,552 adjustment shares will be issued for purposes of the registration statement based on an assumed weighted average trading price of $4.00 per share. These adjustment shares are shown in a separate column in the table of selling shareholders set forth below.

     On or after August 12, 2000, the selling shareholders may sell their shares at those prices that they are able to obtain in the market or as otherwise negotiated. In addition, the selling shareholders may transfer the shares in exchange for consideration other than cash, or for no consideration, as determined by the selling shareholders in their sole discretion. We will not receive any proceeds from the sale of shares by the selling shareholders. This prospectus also may be used by the selling shareholders to transfer shares of the common stock to affiliates of the selling shareholders. Additionally, agents, brokers or dealers or other lenders may acquire shares or interests in shares as a pledgee and may, from time to time, effect distributions of the shares or interests in that capacity.

     The selling shareholders have informed us that they do not have any arrangements or agreements with any underwriters or broker/dealers to sell the shares, and in the event they decide to sell some or all of these shares, they intend to contact various broker/dealers to identify prospective purchasers. Brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the shares.

     In connection with their acquisition of the shares covered by this prospectus, the selling shareholders agreed, until August 12, 2000, not to sell, offer for sale, transfer, pledge or hypothecate their shares in any manner without our written consent. Prior to August 12, 2000, we have sole discretion to evaluate and determine, on a case-by-case basis, whether proposed transactions involving common stock held by the selling shareholders will be consummated, including proposed sales covered by this prospectus.

     As required pursuant to the terms of the Purchase And Sale Agreement with Sheridan regarding our acquisition of the Keystone Buildings, we have appointed William T. Atkins to our Board Of Directors. In December 1999, Mr. Atkins was elected as our Chief Executive Officer. Mr. Atkins is the President and a 16.5% owner of Sheridan Realty Corp., which is the general partner of Sheridan. Sheridan Realty Corp. holds a 1% interest in Sheridan as the general partner, and an additional 3.1335% interest as a limited partner. In connection with the acquisition of the Keystone Buildings, Mr. Atkins received approximately 30,196 of the shares of common stock paid by us as a portion of the purchase price. A trust company for which Mr. Atkins serves as a director serves as trustee for trusts that received an aggregate of 83,185 additional shares of common stock. Mr. Atkins has no beneficial interest in any shares held by the trust company. Mr. Atkins is the son of Victor K. Atkins and the brother of Victor K. Atkins, Jr., who also are selling shareholders.

     We hired Sheridan Development, LLC to manage the Keystone Buildings for a one-year term commencing on July 1, 1999. During that term, Sheridan Development is responsible for all aspects of the management and operation of the Keystone Buildings and coordinating the leasing of the Keystone Buildings. In exchange, we pay a management fee to Sheridan Development equal to 5% of the gross monthly rental income received from the Keystone Buildings. Mr. Atkins is the co-manager, President and a 25.05% owner of Sheridan Development.

     Effective January 1, 2000, we entered into an agreement with Sheridan Realty Advisors, LLC for Sheridan to assume responsibility for our day-to-day operations. Sheridan will manage our assets and will assist and advise our Board Of Directors on real estate acquisitions and investment opportunities. We will pay Sheridan an administrative fee and a property management and accounting fee for those services. The costs for these services are anticipated to be no greater than the costs currently being paid by us. In addition, Sheridan will receive incentive compensation in the form of an advisory fee based on new real property acquisitions and five-year warrants to purchase our common stock at $5 per share. Issuance of the warrants is subject to shareholder approval, which will be requested at our next Annual Meeting of shareholders. Mr. Atkins is the co-manager, chairman and a 16.67% owner of Sheridan Realty Advisors, LLC.

     After we purchased the Keystone Buildings, Charles K. Knight purchased from the Crawford, Wilson, Ryan & Agulnick, P.C. Profit Sharing Plan (the "Plan"), a partner in Sheridan Realty Partners, L.P., the 5,343 shares to be received by the Plan as a portion of the purchase price. Mr. Knight paid the Plan $4.40 per share. The resale of these shares by Mr. Knight is covered by this prospectus. Mr. Knight was appointed to our board of directors pursuant to the terms of the Purchase And Sale Agreement with Sheridan and, in December 1999, Mr. Knight was elected as our Secretary. In addition, Mr. Knight is the co-manager, President and a 16.66% owner of Sheridan Realty Advisors, LLC, which has entered into an agreement to manage our properties. This agreement is described above. Mr. Knight is also a Vice President and 9.9% owner of Sheridan Development.

     Additionally, after our purchase of the Keystone Buildings, William T. Atkins and the Alexander S. Hewitt Revocable Trust purchased 3,589 shares of the Company's common stock from John B. Greenman at a price of $4.75 per share. John Greenman is an employee of Sheridan Realty Advisors, LLC. Alexander S. Hewitt also received approximately 53,079 of the shares of common stock paid by us as a portion of the purchase price for the Keystone Buildings. Mr. Hewitt is Executive Vice President and a 17.5% owner of the Sheridan Realty Corp., which is the general partner of Sheridan. The Alexander S. Hewitt Revocable Trust is also a 2.5% owner of Sheridan Realty Corp. A trust company for which Mr. Hewitt serves as a director serves as trustee for trusts that received an aggregate of 83,185 additional shares of common stock. Mr. Hewitt is also a beneficiary of some of these trusts. Mr. Hewitt is also the Co-Chairman of Sheridan Realty Advisors, LLC.

     Other than as described in this section, there are no material relationships between any of the selling shareholders and any of the Company's officers, directors, predecessors or affiliates.

     The following table sets forth the names of the selling shareholders, the number of shares of common stock owned by the selling shareholders before the offering (determined as of January 11, 2000), the number of shares of common stock to be offered by the selling shareholders, the assumed number of adjustment shares that may be issued and offered by the selling shareholders, and the number of shares owned by the selling shareholders after the offering.


----------------------------------------------------------------------------------------------------------------------
                                           Number of Shares                        Number of
                                           Of Common Stock                         Adjustment         Number of shares
                                           Owned Before        Number Of Shares    Shares That May    Owned After
Name                                       Offering            To Be Offered (1)   Be Offered (2)     Offering
----------------------------------------------------------------------------------------------------------------------
William T. Atkins                           34,991 (3)              31,991              5,999           3,000 (3)
----------------------------------------------------------------------------------------------------------------------
Victor K. Atkins                                40,441              40,441              7,583              -0-
----------------------------------------------------------------------------------------------------------------------
Victor K. Atkins, Jr.                           40,441              40,441              7,583              -0-
----------------------------------------------------------------------------------------------------------------------
John P. Austin                                   7,247               7,247              1,359              -0-
----------------------------------------------------------------------------------------------------------------------
J.M. Bryan Family Trust                         13,358              13,358              2,505              -0-
------------------- --------------------------------------------------------------------------------------------------
John M. & Florence E. Bryan Trust               22,508              22,508              4,220              -0-
----------------------------------------------------------------------------------------------------------------------
Chambers Marital Trust                          10,686              10,686              2,004              -0-
----------------------------------------------------------------------------------------------------------------------
F. Warren Hellman                               19,836              19,836              3,719              -0-
----------------------------------------------------------------------------------------------------------------------
Rock River Trust Company, Trustee of the
William A. Hewitt Trust                         40,441              40,441              7,583              -0-
----------------------------------------------------------------------------------------------------------------------
Rock River Trust Company, Trustee of the
Patricia W. Hewitt Bypass Trust f/b/o
Alexander S. Hewitt                             14,248              14,248              2,672              -0-
----------------------------------------------------------------------------------------------------------------------
Rock River Trust Company, Trustee of the
Patricia W. Hewitt Bypass Trust f/b/o
Adrienne D. Hewitt                              14,248              14,248              2,672              -0-
----------------------------------------------------------------------------------------------------------------------
Rock River Trust Company, Trustee of the
Patricia W. Hewitt Bypass Trust f/b/o
Anna H. Wolfe                                   14,248              14,248              2,672              -0-
----------------------------------------------------------------------------------------------------------------------
Rock River Trust Company, Trustee of the         3,294               1,794                336             1,500
Alexander S. Hewitt Revocable Trust
----------------------------------------------------------------------------------------------------------------------
William R. Hewlett                              26,716              26,716              5,009              -0-
----------------------------------------------------------------------------------------------------------------------
Kenneth B. Miller                                7,247               7,247              1,359              -0-
------------------------------------------------------ ---------------------------------------------------------------
Roswell Miller                                   2,672               2,672                501              -0-
----------------------------------------------------------------------------------------------------------------------
Richard H. Peterson                             35,866              35,866              6,725              -0-
----------------------------------------------------------------------------------------------------------------------
David Rockefeller                               40,441              40,441              7,583              -0-
----------------------------------------------------------------------------------------------------------------------
Susan Rudolph                                   12,516              12,516              2,347              -0-
----------------------------------------------------------------------------------------------------------------------
John M. Seabrook                                35,866              35,866              6,725              -0-
----------------------------------------------------------------------------------------------------------------------
Mason G. Cadwell                                 2,672               2,672                501              -0-
----------------------------------------------------------------------------------------------------------------------
John Rich, Jr.                                   2,672               2,672                501              -0-
----------------------------------------------------------------------------------------------------------------------
Alexander S. Hewitt                             53,079              53,079              9,953              -0-
----------------------------------------------------------------------------------------------------------------------
Charles K. Knight                           12,343 (3)               5,343              1,002            7,000 (3)
----------------------------------------------------------------------------------------------------------------------
Chumpol Phornprapha                             31,291              31,291              5,867              -0-
----------------------------------------------------------------------------------------------------------------------
David B. Gold Trust                              4,575               4,575                858              -0-
----------------------------------------------------------------------------------------------------------------------
Robert W. Holman                                 9,150               9,150              1,716              -0-
----------------------------------------------------------------------------------------------------------------------
          TOTAL SHARES OFFERED                                     541,593            101,552
----------------------------------------------------------------------------------------------------------------------


------------------

(1) The number of shares of common stock to be sold assumes that the selling shareholders elect to sell all the shares of common stock received in the Private Placement. If the selling shareholders sell all the shares that may be sold pursuant to this prospectus, no selling shareholder will then own more than one percent of our outstanding common stock.

(2) We have assumed that 101,552 adjustment shares may be issued to the selling shareholders based on an assumed weighted average trading price of $4.00 per share for the 15 trading days preceding the first anniversary of the purchase of the Keystone Buildings. We cannot assure that any adjustment shares will be required to be issued or that more than 101,552 adjustment shares may have to be issued.

(3) Includes currently exercisable options to purchase 3,000 shares for $4.813 per share until August 12, 2004.

                                  LEGAL MATTERS

     Patton Boggs LLP, Denver, Colorado, has acted as our counsel in connection with this offering, including the validity of the issuance of the securities offered in this prospectus. Attorneys employed by that law firm beneficially own 9,000 shares of our common stock and warrants to purchase 1,500 shares of common stock.

                                     EXPERTS

     The consolidated financial statements appearing in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 have been audited by Wheeler Wasoff, P.C., independent auditors, as set forth in their report included in the Annual Report and incorporated in this prospectus by reference. Those financial statements are incorporated in this prospectus by reference in reliance upon that report and upon the authority of that firm as experts in auditing and accounting.

     SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION

     The General Corporation Law of the State of Maryland (the "Maryland Code") provides for mandatory indemnification against reasonable expenses incurred by directors and officers of a corporation in connection with an action, suit or proceeding brought by reason of their position as a director or officer if they are successful, on the merits or otherwise, in defense of the proceeding. The Maryland Code also allows a corporation to indemnify directors or officers in such proceedings if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.

     The Maryland Code permits a corporation to expand the rights to indemnification by a provision in its bylaws, by an agreement, by resolution of shareholders or directors not involved in the proceeding, or otherwise. However, a corporation may not indemnify a director or officer if the proceeding was one by or on behalf of the corporation and in the proceeding the director of officer is adjudged to be liable to the corporation. Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary.

     In addition to the general indemnification described above, we have adopted, in our articles of incorporation, a provision under the Maryland Code that eliminates and limits certain personal liability of directors and officers for monetary damages for breaches of the fiduciary duty of care.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND CAUTIONARY STATEMENTS

     This prospectus and the documents incorporated into this prospectus by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in or incorporated into this prospectus regarding our financial position, business strategy, plans and objectives of management for future operations and capital expenditures are forward-looking statements. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct.

     Additional statements concerning important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed in this prospectus, including the "Risk Factors" section, and in the documents incorporated into this prospectus. All written and oral forward-looking statements attributable to us or persons acting on our behalf subsequent to the date of this prospectus are expressly qualified in their entirety by the Cautionary Statements.

                  WHERE YOU CAN FIND MORE AVAILABLE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-3 filed with the SEC under the Securities Act. The registration statement on Form S-3, along with any amendments, are referred to in this prospectus as the registration statement. This prospectus does not contain all the information set forth in the registration statement and exhibits to the registration statement, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and to the exhibits and schedules filed with the registration statement. In each instance where a statement contained in this prospectus regards the contents of any contract or other document filed as an exhibit to the registration statement, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, and those statements are qualified in all respects by this reference.

     We are subject to the periodic reporting and other informational requirements of the Exchange Act. The reports and other information that we file with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024 and at the following regional offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of these materials also can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Documents filed electronically by the Company with the SEC are available at the SEC's World Wide Web site at http://www.sec.gov. The SEC's World Wide Web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC's public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents that previously were, or are required in the future to be, filed with the SEC (File No. 001-14462) pursuant to the Exchange Act are incorporated into this prospectus by reference:

     *    Our Annual Report on Form 10-KSB for the year ended December 31, 1998;

     * Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

     * The description of our common stock contained in our registration statement on Form 8-A/A3 as filed with the SEC on December 14, 1999;

     * Our Proxy Statement dated May 27, 1999 concerning our Annual Meeting of Shareholders held on June 29, 1999;

     * Our Current Report on Form 8-K regarding the acquisition of the Keystone Buildings on August 12, 1999 as filed with the SEC on August 12, 1999; and

     * Our Current Report on Form 8-K regarding the advisory agreement with Sheriden Realty Advisors LLC effective January 1, 2000 filed with the SEC January 18, 2000.

     * Any reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made hereby.

     We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference Requests for copies should be directed to James F. Etter, President, AmeriVest Properties, Inc., 1800 Glenarm Place, Suite 500, Denver, Colorado 80202, telephone number (303) 297-1800.

                                                    AMERIVEST PROPERTIES INC.

                                                 643,145 Shares of Common stock




                                                    ------------------------

                                                       SELLING SHAREHOLDER
                                                            PROSPECTUS
                                                    ------------------------
          TABLE OF CONTENTS            Page

PROSPECTUS SUMMARY...................    3
RISK FACTORS.........................    5
OFFERING BY SELLING SHAREHOLDERS.....    8
LEGAL MATTERS........................   11
EXPERTS..............................   11
SECURITIES AND EXCHANGE
  COMMISSION POSITION ON
  CERTAIN INDEMNIFICATION............   11                ___________, 2000
DISCLOSURE REGARDING FORWARD
  LOOKING STATEMENTS AND
  CAUTIONARY STATEMENTS..............   11
WHERE YOU CAN FIND MORE AVAILABLE
 INFORMATION.........................   12
INCORPORATION OF CERTAIN DOCUMENTS
  BY REFERENCE.......................   12

                                     PART II


INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses Of Issuance And Distribution.
--------  --------------------------------------------

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the registration of the securities being offered. The selling shareholders will not pay any of the following expenses.

         Registration Fee                                          $     701
         Nasdaq SmallCap Stock Market Additional Listing Fee       $   6,431
         Printing Expenses*                                        $   1,000
         Accounting Fees and Expenses*                             $   1,000
         Legal Fees and Expenses*                                  $  10,000
         Blue Sky Fees and Expenses*                               $     500
         Registrar and Transfer Agent Fee*                         $     500
         Miscellaneous*                                            $     868
                                                                   ---------
                  Total                                            $  21,000
                                                                   =========

* Estimated

Item 15.  Indemnification Of Directors And Officers.
--------  ------------------------------------------

     Section 2-418 of the General Corporation Law of the State of Maryland (the "Maryland Code") provides for mandatory indemnification against reasonable expenses incurred by directors and officers of a corporation in connection with an action, suit or proceeding brought by reason of their position as a director or officer if they are successful, on the merits or otherwise, in defense of the proceeding. In addition, a corporation may indemnify directors or officers in such proceedings if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.

     The Maryland Code also permits a corporation to expand the rights to indemnification by a provision in its bylaws, by an agreement, by resolution of shareholders or directors not involved in the proceeding, or otherwise. However, a corporation may not indemnify a director or officer if the proceeding was one by or on behalf of the corporation and in the proceeding the director of officer is adjudged to be liable to the corporation.

     The Company's Bylaws provide that the Company is required to indemnify its directors and officers to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary. The Company also has adopted, in its Articles of Incorporation, a provision under
Section 2-405.2 of the Maryland Code that eliminates and limits certain personal liability of directors and officers for monetary damages for breaches of the fiduciary duty of care.

Item 16.  Exhibits.
--------  ---------

4.1      Specimen Common Stock Certificate.  Incorporated by reference from
         Exhibit 4.1(a) of the Registrant's Registration Statement on Form SB-2 filed with the SEC on June 21, 1996, (Registration No. 333-5114-D).

5        Opinion of Patton Boggs LLP regarding legality.

23.1     Consent of Wheeler Wasoff, P.C.

23.2 Consent of Patton Boggs LLP (included in the opinion regarding legality set forth in Exhibit 5).

24       Power Of Attorney (included in Part II of the Registration Statement).

Item 17.  Undertakings.
--------  -------------

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities And Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 18th day of January 2000.

                                     AMERIVEST PROPERTIES INC.



                                     By:  /s/ William T. Atkins
                                     William T. Atkins, Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the Registrant, by virtue of their signatures to this to the registration statement appearing below, hereby constitute and appoint James F. Etter or Charles K. Knight, and each or either of them, with full power of substitution, as attorneys-in-fact in their names, place and stead to execute any and all amendments to this registration statement in the capacities set forth opposite their name and hereby ratify all that said attorneys-in-fact and each of them or his substitutes may do by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

      Signature                    Title                             Date
      ---------                    -----                             ----

 /s/ James F. Etter          President and Director           January 18, 2000
---------------------------
James F. Etter

/s/ Charles R. Hoffman       Director                         January 18, 2000
---------------------------
Charles R. Hoffman

/s/  John A. Labate          Director                         January 18, 2000
---------------------------
John A. Labate

/s/ Robert J. McFann         Director                         January 18, 2000
---------------------------
Robert J. McFann

/s/ William T. Atkins        Chief Executive                  January 18, 2000
---------------------------  Officer (Principal Executive
William T. Atkins            Officer) and Director

/s/ Charles K. Knight
---------------------------
Charles K. Knight            Secretary and Director           January 18, 2000

/s/ D. Scott Ikenberry       Chief Financial Officer
---------------------------  (Principal Financial Officer)
D. Scott Ikenberry                                            January 18, 2000

                                  Exhibit Index

     The following is a complete list of Exhibits filed as part of this Registration Statement:

Number    Description
------    -----------

4.1       Specimen Common Stock Certificate.  Incorporated by reference from
          Exhibit 4.1(a) of the Registrant's Registration Statement on
          Form SB-2 filed with the SEC on June 21, 1996, (Registration
          No. 333-5114-D).

5         Opinion of Patton Boggs LLP regarding legality.

23.1      Consent of Wheeler Wasoff, P.C.

23.2 Consent of Patton Boggs LLP (included in the opinion regarding legality set forth in Exhibit 5).

24        Power Of Attorney (included in Part II of the Registration Statement).